Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:                   Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces 2018 Results

•                  Net income for the three months ended December 31, 2018 was $4.64 million compared to $2.17 million for the three months ended December 31, 2017, an increase of $2.47 million or 114.26%.  Net income for the year ended December 31, 2018 was $19.21 million compared to $14.96 million for the year ended December 31, 2017, an increase of $4.25 million or 28.41%.

•                  Fully-diluted earnings per share for the three months ended December 31, 2018 was $0.50 per share compared to $0.23 per share for the three months ended December 31, 2017, an increase of $0.27 per share or 117.39%.  Fully-diluted earnings per share for 2018 was $2.03 per share compared to $1.57 per share for 2017, an increase of $0.46 per share or 29.30%.

•                  Interest income on loans for the three months ended December 31, 2018 was $15.45 million compared to $14.27 million for the three months ended December 31, 2017, an increase of $1.18 million or 8.29%.  Interest income on loans for the year ended December 31, 2018 was $60.28 million compared to $55.14 million for the year ended December 31, 2017, an increase of $5.14 million or 9.31%.

•                  Return on average assets and return on average equity for the three months ended December 31, 2018 rose to 0.90% and 7.77% compared to 0.43% and 3.61% for the three months ended December 31, 2017.

•                  Board of Directors approved a quarterly cash dividend of $0.22 per share, representing Territorial Bancorp Inc.’s 34th consecutive quarterly dividend.

Honolulu, Hawaii, January 22, 2019 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.64 million or $0.50 per diluted share for the three months ended December 31, 2018, compared to $2.17 million or $0.23 per diluted share for the three months ended December 31, 2017.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.22 per share.  The dividend is expected to be paid on February 19, 2019 to stockholders of record as of February 5, 2019.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “In 2018, the Company performed well despite the challenges from rising interest rates and home prices in Hawaii.  Our strong performance has allowed us to grow our loan portfolio and interest income. ”

Interest Income

Net interest income decreased to $14.87 million for the three months ended December 31, 2018 from $14.90 million for the three months ended December 31, 2017. Total interest income was $18.61 million for the three months ended December 31, 2018 compared to $17.60 million for the three months ended December 31, 2017.  The $1.01 million growth in interest income was due to a $1.18 million increase in interest earned on loans which resulted primarily from the $93.24 million increase in the average loans receivable and an eight basis point increase in the loan portfolio yield.  The growth in interest income on loans was offset by a $245,000 decline in interest income on investment securities.  The decrease earned on securities occurred because of a $34.03 million decline in the average securities portfolio balance that occurred because repayments exceeded the purchase of new securities.  Repayments on the securities portfolio were used to fund the growth in loans receivable.

Interest Expense and Provision for Loan Losses

Total interest expense rose to $3.74 million for the three months ended December 31, 2018 from $2.70 million for the three months ended December 31, 2017.  Total interest expense on deposits increased to $2.98 million for the three months ended December 31, 2018 from $2.21 million for the three months ended December 31, 2017.  The $768,000 increase in interest expense in 2018 occurred because of a $25.29 million increase in average total deposits and a 19 basis point increase in the average cost of deposits.  In 2018, interest expense on Federal Home Loan Bank (FHLB) advances rose by $313,000 because of a $39.81 million increase in the average FHLB advance balance and a 51 basis point increase in the average cost of advances.  During the quarter ended December 31, 2018, the provision for loan losses was $100,000 compared to $50,000 for the quarter ended December 31, 2017 primarily because of growth in the loan portfolio.

Noninterest Income

Noninterest income was $839,000 for the three months ended December 31, 2018 compared to $856,000 for the three months ended December 31, 2017.  The decrease in noninterest income was primarily due to a $34,000 decrease in the gain on sale of loans.

Noninterest Expense

Noninterest expense was $9.22 million for the three months ended December 31, 2018 compared to $10.25 million for the three months ended December 31, 2017.  The decrease in noninterest expense was primarily due to a $999,000 decrease in salaries and employee benefits, which resulted from a decline in bonuses and ESOP expenses.  In 2017, a change was made to the method of distributing dividends to participants in the ESOP plan.  The change in method and the increase in dividends paid on common stock raised the total distribution to ESOP plan participants, resulting in additional ESOP expenses of $661,000.

Income Taxes

Income tax expense for the three months ended December 31, 2018 was $1.74 million compared to $3.29 million for the three months ended December 31, 2017.  This reduction in income tax expense was primarily due to the decrease in the federal corporate tax rate from 35.00% in 2017 to 21.00% in 2018 that occurred with the Tax Cuts and Jobs Act of 2017.  Income tax expense in 2017 also included a $2.05 million write-down in deferred tax assets that occurred when the federal corporate tax rate was lowered from 35.00% to 21.00%.  Income tax expense for the three months ended December 31, 2018 and 2017, also included $4,600 and $505,000, respectively of tax benefits related to the exercise of stock options.

Year Ended December 31, 2018 Results

Net income for 2018 was $19.21 million compared to $14.96 million for 2017, an increase of $4.25 million or 28.41%.  The increase in earnings is primarily due to a $4.99 million decrease in income tax expense.  The decline in income taxes occurred primarily because the federal income tax rate decreased from 35.00% in 2017 to 21.00% in 2018 with the Tax Cuts and Jobs Act of 2017.  The decrease in income taxes can also be attributed to a $2.05 million increase in income tax expense that occurred in 2017 because of a write-down in deferred tax assets when the federal corporate tax rate was lowered.

For the year ended December 31, 2018, net interest income was $59.77 million compared to $58.74 million for the year ended December 31, 2017.  Total interest income increased to $73.30 million for the year ended December 31, 2018 from $68.33 million for the year ended December 31, 2017.  Interest income on loans grew by $5.14 million, or 9.31%, to $60.28 million for the year ended December 31, 2018, primarily because of a $122.44 million increase in the average loan portfolio that occurred as new loan originations exceeded loan repayments.  This increase was offset by a reduction of $290,000 in interest earned on investment securities that occurred because of an $8.91 million decrease in the average size of the securities portfolio that occurred as repayments exceeded the purchase of new securities.  Repayments on the securities portfolio were used to fund the growth in loans receivable.  Total interest expense increased to $13.53 million for the year ended December 31, 2018 from $9.59 million for the year ended December 31, 2017.  The increase in interest expense is primarily due to a $3.35 million increase in interest expense on deposits and a $905,000 increase in interest expense on advances from the FHLB.  The increase in interest expense on deposits occurred because of an $81.91 million increase in average total deposits and a 19 basis point increase in the average cost of deposits.  The $905,000 increase in interest expense on FHLB advances occurred because of a $32.74 million increase in the average balance of FHLB advances and a 38 basis point increase in the average the cost of advances.  Provision for loan losses increased to $119,000 for the year ended December 31, 2018 compared to $52,000 for the year ended December 31, 2017 primarily because of growth in the loan portfolio.

Noninterest income was $3.16 million for the year ended December 31, 2018 compared to $3.85 million for the year ended December 31, 2017.  This decrease in noninterest income was primarily due to a $386,000 reduction in the gain on sale of investment securities and a $127,000 decrease in the gain on sale of loans.

Noninterest expense was $37.49 million for the year ended December 31, 2018 compared to $36.47 million for the year ended December 31, 2017.  Salaries and employee benefits grew by $545,000 primarily due to a 3.0% company-wide salary increase, an increase by the Company of its minimum hourly wage rate to $15.00 and a decrease in the capitalized cost of new loan originations.  As new loans are originated, compensation expense is reduced due to the capitalization of the cost of new loan originations.  Fewer loans were originated in 2018 compared to 2017.  The decrease in the number of new loan originations resulted in a reduction in loan cost capitalization and a higher compensation expense in 2018.  These increases in compensation were offset by a decline in loan agent commissions and bonuses.  Also, occupancy expense and equipment rose by $387,000 and $366,000, respectively, in 2018.  The growth in occupancy expense is primarily due to an increase in lease rent and common area maintenance expenses.  The growth in equipment expenses can be attributed primarily to an increase in depreciation on new equipment and repairs and maintenance expenses.

Income tax expense decreased by $4.99 million to $6.11 million for the year ended December 31, 2018 compared to $11.10 million for the year ended December 31, 2017.   The decline in income taxes occurred primarily because the federal income tax rate decreased from 35.00% in 2017 to 21.00% in 2018 with the Tax Cuts and Jobs Act of 2017.  In 2018, the Company also recognized a $476,000 tax benefit by making a $3.40 million contribution to its defined benefit pension plan.  The tax benefit from the pension contribution occurred as the tax deduction for pension contributions was calculated at the 35.00% federal corporate tax rate for 2017 rather than the 21.00% federal corporate tax for 2018.  The decrease in income taxes can also be attributed to a $2.05 million increase in income tax expense in 2017 when a write-down in deferred tax assets occurred because the federal corporate tax rate was lowered.  Income tax expense in 2018 and 2017 also included tax benefits of $134,000 and $1.05 million, respectively, from the exercise of stock options.

Assets and Equity

Total assets increased to $2.07 billion at December 31, 2018 from $2.00 billion at December 31, 2017.  Loans receivable grew by $85.65 million or 5.75% to $1.57 billion at December 31, 2018 from $1.49 billion at December 31, 2017.  The growth in loan receivable occurred as residential mortgage loan originations exceeded loan repayments.  The growth in loans receivable was funded primarily by a $31.87 million increase in deposits, a $35.00 million increase in FHLB advances and $33.28 million of repayments on investment securities.  Total stockholders’ equity increased to $235.65 million at December 31, 2018 from $234.85 million at December 31, 2017.  The increase in stockholders’ equity occurred as the Company’s net income and the increase in capital from the exercise of stock options and the allocation of ESOP shares exceeded dividends paid to shareholders and share repurchases.

Capital Management

During the quarter ended December 31, 2018, the Company repurchased $1.07 million, or 37,500 shares, under in its eighth repurchase program which allows the repurchase of up to $5.00 million of outstanding shares.  The Company has repurchased 3,441,653 shares in all of its share repurchase programs.  The number of shares repurchased represents 28.13% of the total shares issued in its initial public offering.

As of December 31, 2018, the Company has 337,654 outstanding, exercisable stock options.  The exercise of options would increase the number of shares outstanding, which among other things, would reduce earnings per share.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $879,000 at December 31, 2018, compared to $1.63 million at December 31, 2017.  Non-performing assets totaled $2.21 million at December 31, 2018 compared to $4.23 million at December 31, 2017.  The ratio of non-performing assets to total assets decreased to 0.11% at December 31, 2018 from 0.21% at December 31, 2017.  The allowance for loan losses at December 31, 2018 was $2.64 million and represented 0.17% of total loans compared to $2.55 million and 0.17% of total loans as of December 31, 2017.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in market and other conditions that would affect our ability to repurchase our shares of common stock;

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•     effects of the current federal government shutdown

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends;

• changes in the financial condition or future prospects of issuers of securities that we own;

•      cyberattacks, computer viruses and other technological risks that may breach the security of our website or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

•      technological changes that may be more difficult or expensive than expected.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2018	2017	2018	2017
Interest income:
Loans	$15,450	$14,267	$60,279	$55,144
Investment securities	2,953	3,198	12,236	12,526
Other investments	204	133	786	663
Total interest income	18,607	17,598	73,301	68,333

Interest expense:
Deposits	2,975	2,207	11,015	7,666
Advances from the Federal Home Loan Bank	639	326	2,010	1,105
Securities sold under agreements to repurchase	128	164	504	818
Total interest expense	3,742	2,697	13,529	9,589

Net interest income	14,865	14,901	59,772	58,744
Provision for loan losses	100	50	119	52

Net interest income after provision for loan losses	14,765	14,851	59,653	58,692

Noninterest income:
Service fees on loan and deposit accounts	514	472	1,886	1,962
Income on bank-owned life insurance	218	226	865	907
Gain on sale of investment securities	—	—	45	431
Gain on sale of loans	11	45	72	199
Other	96	113	296	347
Total noninterest income	839	856	3,164	3,846

Noninterest expense:
Salaries and employee benefits	5,361	6,360	22,159	21,614
Occupancy	1,635	1,498	6,324	5,937
Equipment	980	984	3,980	3,614
Federal deposit insurance premiums	151	157	608	605
Other general and administrative expenses	1,097	1,253	4,423	4,704
Total noninterest expense	9,224	10,252	37,494	36,474

Income before income taxes	6,380	5,455	25,323	26,064
Income taxes	1,737	3,288	6,111	11,102
Net income	$4,643	$2,167	$19,212	$14,962

Basic earnings per share	$0.50	$0.23	$2.07	$1.61
Diluted earnings per share	$0.50	$0.23	$2.03	$1.57
Cash dividends paid per common share	$0.42	$0.50	$1.14	$1.20
Basic weighted-average shares outstanding	9,160,653	9,342,744	9,219,123	9,273,783
Diluted weighted-average shares outstanding	9,304,834	9,559,630	9,400,395	9,532,724

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	December 31,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$47,063	$32,089
Investment securities available for sale	2,560	2,851
Investment securities held to maturity, at amortized cost (fair value of $364,922 and $406,663 at December 31, 2018 and December 31, 2017, respectively).	371,517	404,792
Loans held for sale	309	403
Loans receivable, net	1,574,714	1,488,971
Federal Home Loan Bank stock, at cost	8,093	6,541
Federal Reserve Bank stock, at cost	3,114	3,103
Accrued interest receivable	5,274	5,142
Premises and equipment, net	4,823	5,721
Bank-owned life insurance	45,066	44,201
Income taxes receivable	—	1,571
Deferred income tax assets, net	3,929	4,609
Prepaid expenses and other assets	2,537	3,852
Total assets	$2,068,999	$2,003,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,629,164	$1,597,295
Advances from the Federal Home Loan Bank	142,200	107,200
Securities sold under agreements to repurchase	30,000	30,000
Accounts payable and accrued expenses	22,570	26,390
Income taxes payable	2,407	1,483
Advance payments by borrowers for taxes and insurance	7,010	6,624
Total liabilities	1,833,351	1,768,992

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,645,955 and 9,915,058 shares at December 31, 2018 and December 31, 2017, respectively.	97	99
Additional paid-in capital	65,090	73,050
Unearned ESOP shares	(4,893)	(5,383)
Retained earnings	182,594	172,782
Accumulated other comprehensive loss	(7,240)	(5,694)
Total stockholders’ equity	235,648	234,854
Total liabilities and stockholders’ equity	$2,068,999	$2,003,846

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	December 31,
	2018	2017

Performance Ratios (annualized):
Return on average assets	0.90%	0.43%
Return on average equity	7.77%	3.61%
Net interest margin on average interest earning assets	3.01%	3.11%
Efficiency ratio (1)	58.74%	65.06%

	At December	At December
	31, 2018	31, 2017

Selected Balance Sheet Data:
Book value per share (2)	$24.43	$23.69
Stockholders’ equity to total assets	11.39%	11.72%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$879	$1,630
Non-performing assets (3)	$2,213	$4,227
Allowance for loan losses	$2,642	$2,548
Non-performing assets to total assets	0.11%	0.21%
Allowance for loan losses to total loans	0.17%	0.17%
Allowance for loan losses to non-performing assets	119.39%	60.28%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs